                                                                      EXHIBIT 21



                            List of Subsidiaries
                                    of
                           POGO PRODUCING COMPANY



                                               Jurisdiction of
        Name                                    Incorporation

1.  Thaipo Limited                            Kingdom of Thailand

2.  Pogo Offshore Pipeline Co.                Delaware

3.  Pogo Gulf Coast, Ltd.                     Texas Limited Partnership
      (The Company is the
       general partner and a
       40% limited partner)

4.  Pogo Petroles Compagnie, Inc.             Delaware

5.  Pogo Netherlands, Inc.                    Delaware

6.  Pogo Thailand, Inc.                       Delaware

7.  Pogo Turkey Inc.                          Delaware

8.  Sampack Inc.                              Delaware

9.  Pogo British Isles, Inc.                  Delaware